Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, Pennsylvania 19610

Supplement to Proxy Statement Dated April 12, 2016

2016 Annual Meeting of Shareholders to be held May 25, 2016
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This Supplement is being furnished on or about May 6, 2016 to shareholders of Customers Bancorp, Inc. ("we," "us" or the "Company") in connection with the solicitation by our Board of Directors (the "Board") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 25, 2016.  This Supplement provides important information that modifies some of the information included in our proxy statement for the Annual Meeting (the "2016 Proxy Statement"), which was previously sent or made available to our shareholders.  On or about April 12, 2016, we mailed shareholders a notice containing instructions on how to access the proxy materials relating to the Annual Meeting, how to request paper copies of those materials and how to vote their shares. This Supplement should be read in conjunction with the 2016 Proxy Statement.

As we have previously announced, one of our directors, John R. Miller passed away on April 25, 2016.  Mr. Miller had served as a member of the Audit Committee, the Nominating and Governance Committee, and the Risk committee of the Board.  He also was one of our two Class II directors nominated for re-election at the Annual Meeting.  Also as we have previously announced, on April 27, 2016, the Board appointed Rick B. Burkey to fill the board vacancy created by Mr. Miller's death and serve in that capacity until the end of Mr. Miller's term.

Based on the recommendation of the Nominating and Governance Committee, the Board believes it is in the best interest of the Company to have Mr. Burkey continue to serve as a director.  As a result, the Board has nominated Mr. Burkey as a substitute nominee to replace Mr. Miller as nominee for election as a Class II director at the Annual Meeting.

Rick B. Burkey, age 70, is a  native of Reading, Pennsylvania.  He earned a Bachelor of Science in Civil Engineering from Lehigh University and has 44 years of experience in commercial and industrial construction and real estate development.  Mr. Burkey currently serves as Chairman of the Board of Burkey Construction Co., is the past owner and Chief Executive Officer of that company, and is actively involved in the ownership and management of numerous real estate ventures.  He previously served on the board of directors of Berkshire Bank, which was acquired by the Company in 2011.  Subsequent to the Berkshire Bank acquisition, he has served on the board of directors of the Company's subsidiary, Customers Bank.

Mr. Burkey has developed a strong understanding of the commercial real estate markets, including multi-family lending, from his 44 years of experience in commercial construction and real estate development, and his five years of service as a Customers Bank director during a period of strong growth in commercial real estate and multi-family lending.  His experience, understanding and insights will serve as valuable resources for the Company and the Board.

The Board has determined that Mr. Burkey qualifies as an "independent director" under applicable New York Stock Exchange governance standards.  In addition, Mr. Burkey has been appointed to the Nominating and Governance Committee and the Board expects him to continue as a member of that committee if he is elected at the Annual Meeting. There are no arrangements or understandings pursuant to which Mr. Burkey has been nominated for election as a director, and there are no related party transactions between the Company and Mr. Burkey that are reportable under applicable SEC rules.

Please note that due to the timing of this development, the proxy card will not be updated to reflect this substitution of nominees.  Instead, we intend to follow SEC rules that permit the Board to conduct a solicitation whereby shareholders provide the persons named as proxies with the discretionary authority to elect a substitute nominee for election as a director.  A condition to relying on this rule is that we have named a bona fide director nominee in our proxy statement and that nominee is unable to serve or for good cause will not serve, as is the case with Mr. Miller.  We are supplementing the disclosure included in the original 2016 Proxy Statement to make clear that your proxy will provide discretionary authority to the named proxies and that the proxies intend to use that discretionary authority to vote in favor of the election of Mr. Burkey as the substitute nominee to replace Mr. Miller as nominee for election as a Class II director at the Annual Meeting.  As a result, any shares voted by proxy FOR the election of Mr. Miller as a Class II director at the Annual Meeting will instead be voted for the election of Mr. Burkey.

The Board recommends that you vote FOR the election of the nominees for director listed in the 2016 Proxy Statement, as amended by this Supplement, which now provided for the nomination of Rick B. Burkey as the substitute nominee for John R. Miller.

The other agenda items presented in the 2016 Proxy Statement are not affected by this Supplement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2016: The proxy materials and annual report to shareholders are available at: www.envisionreports.com/CUBI.

The proxy materials contain important information about how to vote your shares, revoke a proxy or voting instructions that you have already given, attend the Annual Meeting in person, and request paper copies of the proxy materials and annual report.  We urge you to refer to those materials for that information.